Exhibit 23 Consent of Independent Registered Public Accounting Firm We consent to the inclusion in this Form 8-K of Priority Technology Holdings, Inc. of our report dated June 24, 2021, relating to the consolidated financial statements of Finxera Holdings, Inc. as of and for the years ended December 31, 2020 and 2019. San Francisco, California December 1, 2021